SENIOR FUNDS MULTIPLE CLASS EXPENSE ALLOCATION PLAN

                         ADOPTED PURSUANT TO RULE 18F-3

WHEREAS, Senior Funds, an unincorporated association of the type commonly know as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest (the "Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such series into two or more classes; and

WHEREAS, the Trust has established two classes of Shares designated as the Class C and Class I Shares with respect to the Senior Fund (the "Fund"); and

WHEREAS, the Board of Trustees as a whole and the Trustees who are not interested persons of the Trust (as defined in the Act) (the "Qualified
Trustees"), having determined in the exercise of their reasonable business judgement that this Plan is in the best interest of each class of the Fund and of the Trust as a whole, have accordingly approved this Plan.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule18f-3 under the Act, on the following terms and conditions:

1. CLASS DIFFERENCES. Each class of shares of a Fund shall represent interests in the same portfolio of investments of the Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) distribution and related services and expenses as provided for in Sections 2 and 3 of the Plan; (ii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the Fund as the same may be amended or supplemented from time to time (the "Prospectus" and "SAI"); and (iii) the designation of each class of shares.

2. DIFFERENCES IN DISTRIBUTION AND RELATED SERVICES. The Class C and Class I Shares of the Fund shall differ in the manner in which such Shares are distributed and in the related services provided to shareholders of each such class as follows:

     (a) BASE AMOUNT FOR ALL CLASSES OF SHARES. Fund assets may be utilized to pay for or reimburse expenditures in connection with personal services provided to prospective and existing Fund shareholders, provided the total amount expended pursuant to this Plan does not exceed 0.25% of net assets on an annual basis.

     (b) ADDITIONAL AMOUNT FOR CLASS C SHARES. Fund assets attributable to Class C Shares in specific shareholder accounts will be utilized to cover fees paid to broker-dealers and others for marketing sales and promotional services related to distribution of said shares in an amount not to exceed 0.75% of net assets on an annual basis.

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     (c)  ADDITIONAL  AMOUNT FOR CLASS I SHARES.  Fund  assets  attributable  to
          Class I Shares in specific shareholder accounts will not be utilized to pay additional fees to broker-dealers and others for marketing sales and promotional services related to distribution.

3.   ALLOCATION OF EXPENSES

     (a) CLASS EXPENSES. Expenses incurred in connection with any meeting of shareholders of a particular class, and litigation expenses incurred with respect to matters affecting only a particular class shall be allocated to that class.

     (b) OTHER ALLOCATIONS. All other expenses of a Series shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset of the Series. Notwithstanding the foregoing, the distributor or advisor of a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act.

4.   TERMS AND TERMINATION

     (a) INITIAL SERIES. This Plan shall become effective with respect to each Series as of the later of (i) the date on which a Registration Statement becomes effective under the Securities Act of 1933, as amended, or (ii) the date on which such class of the Series commences offering its Shares to the public, and shall continue in effect with respect to such class of Shares (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c).

     (b) ADDITIONAL SERIES OR CLASSES. This plan shall become effective with respect to any class of a Series other than the Fund and with respect to each additional Series or class thereof established by the Trust after the date hereof and made subject to this plan upon commencement of the initial public offering thereof, provided that the Plan has previously been approved with respect to such additional Series or class by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees shall continue in effect with respect to each such additional Series or class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of
          Section 4(c) hereof. An addendum hereto setting forth such specific and different terms of such additional series of classes shall be attached to this Plan.

     (c) TERMINATION. This Plan may be terminated at any time with respect to the Trust or any Series or class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Qualified Trustees. The Plan may remain in effect with respect to a Series or class thereof even if it has been terminated in accordance with the
          Section 4(c) with respect to another Series or class or one or more other Series of the Trust.

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     (d)  SHAREHOLDER  VOTING. In connection with any meeting of shareholders of
          a  Series,   on  matters  affecting  only  a  particular  class,  only
          shareholders of said class shall be entitled to vote on the matters.

5.   AMENDMENTS.   Any  material   amendment  to  the  Plan  shall  require  the
     affirmative vote of a majority of both the Trustees of the Trust and the Qualified Trustees.

Dated: January 22, 2001

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